UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 6, 2019

MRI INTERVENTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34822	58-2394628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5 Musick

Irvine, Ca. 92618

(Address of principal executive offices, zip code)

(949) 900-6833

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	MRIC	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of New Director.

On August 6, 2019, the Board of Directors (the “Board”) of MRI Interventions, Inc. (the “Company”), with the recommendation of the Corporate Governance and Nominating Committee of the Board, appointed B. Kristine Johnson to serve as a director of the Company, effective as of September 1, 2019 (the “Appointment Effective Time”), until the 2020 annual meeting of stockholders and until her successor is duly elected and qualified or until her earlier death, resignation, disqualification or removal. In order to accommodate this appointment, the Board has increased the size of the Board from seven members to eight members, effective as of the Appointment Effective Time.

Ms. Johnson is president of Affinity Capital Management, a venture capital firm that invests primarily in seed and early-stage health care companies in the U.S. She has held this position since 2000. She served as a consultant to Affinity Capital Management in 1999. Prior to serving as a consultant to Affinity Capital Management in 1999, Ms. Johnson was employed for 17 years at Medtronic, Inc., a manufacturer of cardiac pacemakers, neurological and spinal devices and other medical products, serving most recently as senior vice president and chief administrative officer from 1998 to 1999. Her experience at Medtronic also includes service as president of the vascular business and president of the tachyarrhythmia management business, among other roles. Ms. Johnson serves on the board of directors of Piper Jaffray Companies, an investment bank and asset management firm, and AtriCure, Inc., a medical device company providing technologies for the treatment of atrial fibrillation and related conditions. She also serves as board chair of the University of Minnesota Foundation Investment Advisors, as well as the boards of several private entities. She is a former chair of the Board of Trustees of the University of Minnesota Foundation and of the Board of Regents of St. Olaf College. Ms. Johnson earned a bachelor’s degree, summa cum laude, from St. Olaf College. She is also a recipient of the college’s Distinguished Alumni Award.

In accordance with the Company’s Director Compensation Plan, Ms. Johnson will be entitled to receive a $35,000 annual retainer for service as a Board member as well as a supplemental annual retainer in the event she is appointed to serve as a member of a committee of the Board. In addition, in connection with her appointment to the Board and pursuant to the terms of the Company’s Director Compensation Plan, Ms. Johnson will be granted an option purchase 15,000 shares of the Company’s common stock as of the Appointment Effective Time. The shares subject to such stock option will vest in equal annual installments over three years. Further, on the day following each annual meeting of stockholders in which she is elected or is then serving as a director, Ms. Johnson will receive an option to purchase 15,000 shares of the Company’s common stock. Such stock option will vest on the earlier of the first anniversary of the grant date or the day immediately preceding the next annual meeting of stockholders.

The Company will enter into its standard form of indemnification agreement with Ms. Johnson (the “Indemnification Agreement”), as of the Appointment Effective Time. The Indemnification Agreement provides, among other things, that the Company will indemnify Ms. Johnson under the circumstances and to the extent provided for therein, for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as a director of the Company, any subsidiary of the Company or any other company or enterprise to which she provides services at the Company’s request.

The foregoing description of the terms and conditions of the Indemnification Agreement is only a summary and is qualified in its entirety by the full text of the Indemnification Agreement, the form of which was previously filed as Exhibit 10.8 to the Company’s General Form for Registration of Securities on Form 10, as originally filed on December 28, 2011, and is incorporated herein by reference.

There are no arrangements or understandings between Ms. Johnson and any other persons pursuant to which she was appointed as a director of the Company. There are no family relationships between Ms. Johnson and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Ms. Johnson and the Company.

Item 7.01.	Regulation FD Disclosure.

On August 6, 2019, the Company issued a press release announcing Ms. Johnson’s appointment to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 6, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2019	MRI INTERVENTIONS, INC.

	By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Financial Officer